Exhibit 10.4

CEDAR FAIR, L.P. 2016 OMNIBUS INCENTIVE PLAN

PERFORMANCE UNIT AWARD DECLARATION

This Performance Unit Award Declaration (“Declaration”) is made pursuant to the terms and conditions of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan (the “Plan”), including (without limitation) Article IX, the provisions of which are incorporated into this Declaration by reference. Capitalized terms used herein shall have the meanings used in the Plan, unless indicated otherwise.

1.Performance Award in General. The Participant’s Performance Unit Award (the “Award”) is outlined in the attached Notice of PSU of Cedar Fair, L.P. (the “Notice”), the provisions of which are incorporated into this Declaration by reference. The target number of potential Performance Units for this Award (the “Target Number”) for the performance period specified in Exhibit A (the “Performance Period”) is the number set forth under the “Share Amount” caption in the Notice. Under this Award, the Participant shall be eligible to receive up to a maximum number of potential Performance Units (the “Maximum Number”) equal to ___% of the Target Number of potential Performance Units for the Performance Period, as determined and adjusted pursuant to the performance goals and objectives as specified on Exhibit A (the “Performance Objectives”) and as set forth in Section 2 of this Declaration; provided that except as otherwise provided in this Declaration (i) the number of Performance Units to be paid will depend on the level of attainment of the Performance Objectives during the Performance Period as determined by the Committee following the end of the Performance Period, and (ii) Participant must remain in the continuous employment with the Company or an Affiliate through the Payment Date as defined in and subject to Sections 2 and 4 of this Declaration.

2.Payment Date.

A.If the performance objectives set forth in the Performance Objectives are achieved during the Performance Period, any potential Performance Units under this Award that become payable under Section 1 plus Distribution Equivalents on such number of Performance Units that become payable, if and to the extent the Company makes distributions on its Units after the grant date and prior to payment of the Performance Units (which for purposes of this Declaration shall be deemed to have been reinvested), shall be paid in a lump sum in Units within the first seventy-four (74) days following the end of the Performance Period (the actual date of payment is referred to herein as the “Payment Date”); provided that the Participant must be continuously employed by the Company or an Affiliate throughout the Performance Period and from the last day of the Performance Period through the Payment Date or will forfeit his or her entire Award, except as described in Sections 2.B and 4 of this Declaration or as provided in Section 13.1 of the Plan. The 74th day following the end of the Performance Period is referenced under the “Vesting Date” caption in the Notice; however, the vesting or forfeiture of this Award and any potential Units hereunder shall be governed by and determined in accordance with the provisions in this Declaration.

B.If the Participant dies or incurs a Separation from Service due to Disability prior to the Payment Date specified in Section 2.A, and the level of achievement of the Performance Objectives otherwise would result in a payment on such Payment Date, the Participant (or the Participant’s estate) shall receive payment on such Payment Date as provided in Section 2.A as if the Participant were employed by the Company or an Affiliate on the Payment Date; provided, however, that any such payment will be prorated by multiplying the number of Performance Units that would be payable on the Payment Date in accordance with Section 2.A and Exhibit A by a fraction, the numerator of which equals the number of full months from January 1, 20xx until the date of the death or Separation from Service due to Disability, and the denominator of which equals thirty-six (36).

    If the Participant Retires (and incurs a Separation from Service) prior to the Payment Date specified in Section 2.A, and the level of achievement of the Performance Objectives otherwise would result in a payment on such Payment Date, the Performance Award shall be paid on such Payment Date as provided in Section 2.A as if the Participant were employed by the Company or an Affiliate on the Payment Date; provided, however, that any such payment will be prorated by multiplying the number of Performance Units that would be payable on the Payment Date in accordance with Section 2.A and Exhibit A by a fraction, the numerator of which equals the number of full months from January 1, 20xx until the date of the Separation of Service due to Retirement, and the denominator of which equals thirty-six (36).

    Except as permitted by Section 409A (or an exception thereto), Section 4 of this Declaration and Section 13.1(c) of the Plan, no payment shall be accelerated. If the Award becomes payable under Section 13.1(c) of the Plan or the Change in Control provision in Section 4 of this Declaration, payment will be at the target number of potential Performance Units.

3.Tax Matters and Withholding. To the extent permitted by applicable securities laws, the Company, the Participant’s employer or their agent(s) shall withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law from the Units issued, and Distribution Equivalents paid, pursuant to the Award, and Units issued hereunder shall be retained by, surrendered back to or reacquired by the Company or an Affiliate as necessary in order to accomplish the foregoing, with the number of Units to be delivered on the Payment Dates being reduced accordingly. The number of Units to be withheld shall have a Fair Market Value equal to the amount required to be withheld as of the date that the amount is withheld. The Participant will execute such other documentation as may be necessary or appropriate to accomplish the foregoing. Prior to such withholding, in accordance with procedures established by or agreement of the Committee or the Participant’s employer, the Participant may arrange to pay all applicable withholdings in cash on the due date of such withholdings. To the extent applicable law does not permit the withholding of Units, the Participant shall pay all applicable withholdings in cash on the due date of such withholdings.

4.Priority of Agreements. In the event of a Change in Control (as such term is defined in the Plan), the terms of Section 13 of the Plan shall govern and control over any conflicting term of this Declaration or any separate agreement; provided, however, that if Units are exchanged for or become exchangeable for securities of another entity as a result of a Change in Control, and if the entity resulting from such Change in Control does not assume or replace the potential Performance Units, then the potential Performance Units, and the Distribution Equivalents relating thereto, covered by this Award will become payable at 100% of the target number of potential Performance Units immediately upon the Change in Control. Consistent with the foregoing, if the Participant is party to a separate agreement with Cedar Fair containing change in control provisions, the change in control provisions of any such other agreement shall not apply to this Award and shall be superseded by this Declaration. In addition, Participant also is a Participant under the Cedar Fair, L.P. Executive and Management Severance Plan (“Severance Plan Participant”) as of the Grant Date of this Award (such Executive and Management Severance Plan, or any successor plan thereto, as amended from time to time, the “Severance Plan”). Accordingly, if Participant remains a Severance Plan Participant and experiences a Qualifying Termination with respect to which Participant becomes eligible for vesting or payment of all or a portion of this Award under the Severance Plan, then the provisions of the Severance Plan shall govern and control over any conflicting term or provision of this Declaration, subject to the release provisions and other terms and conditions of the Severance Plan.

5.Clawback. Notwithstanding anything in the Plan, this Declaration or any other agreement or declaration, the Company will be entitled, to the extent permitted or required by applicable law, rule or regulation, Company policy and/or the requirements of an exchange on which the Company’s Units are listed for trading, in each case, as in effect from time to time, to cancel this or any Other Award (as defined below) and/or to require the reimbursement or return of, recoup or otherwise recover equity or other compensation of whatever kind paid or delivered by the Company or any of its affiliates at any time to Participant under the Plan, as well as any profits or gains realized thereon. This Award and any other award(s) made to Participant before or after the date hereof (including any 2021 and 2022 awards) (collectively, “Other Awards”) are subject to the foregoing and the other provisions of this paragraph. The provisions in this paragraph apply whether any such law, rule, regulation, Company policy and/or exchange listing requirement is in existence or applies as of the applicable grant or payment date or is later adopted, modified or becomes applicable. By accepting this Award, Participant agrees to the provisions of this paragraph, agrees to comply with any Company request or demand for such recoupment, other recovery or cancellation/forfeiture, and agrees to be bound by any such applicable clawback law, rule, regulation, exchange listing requirement and/or policy adopted in the discretion of the Company (including, without limitation, policies to comply with applicable laws, rules, regulations and/or exchange listing requirements and any other policies). The provisions in this paragraph are not exclusive and are in addition to every other right or remedy at law or in equity that may be available to the Company, including under the Plan and any other plan or agreements with Participant.

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IN WITNESS WHEREOF, Magnum Management Corporation, a subsidiary of Cedar Fair, L.P., has caused this Declaration to be executed by its duly authorized officer as approved by the Committee and the Participant has executed this Declaration as of the day and year below written.

MAGNUM MANAGEMENT CORPORATION By: Title: Date:

A copy of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan Information Statement is available for review within AST EPS under “Document Library”, and a copy of the most current Form 10-K is available for review at https://ir.cedarfair.com/overview/#annual-reports.

Exhibit A
Performance Objectives
See attached.

Notice of PSU of Cedar Fair, L.P.

Company Name
Plan
Participant Id
Participant Name
Participant Address
Grant/Award Type
Share Amount
Grant/Award Date

VESTING SCHEDULE

Vesting Date	No. of Shares	Percent